Exhibit 99.1

VICI PROPERTIES INC. ENTERS TRANSFORMATIVE PARTNERSHIP WITH ELDORADO RESORTS RELATED TO THE PROPOSED COMBINATION WITH CAESARS ENTERTAINMENT

- Acquiring $253 million of Rent at an Attractive 7.9% Capitalization Rate -
- Transaction Expected to be Immediately Accretive at Closing -
- Refuels Embedded Growth Pipeline and Strengthens Existing Lease Terms-

NEW YORK, NY - June 24, 2019 - VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today announced it has entered into a definitive agreement (the “Master Transaction Agreement”) with Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado”) in connection with Eldorado’s proposed business combination with Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars”). Per the terms of the Master Transaction Agreement, VICI Properties will acquire the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City and modify certain provisions of the existing Caesars lease agreements for total consideration of approximately $3.2 billion in cash. These transactions will result in aggregate incremental annual rent of $252.5 million, for an implied capitalization rate of 7.9%. Eldorado will use the proceeds to partially finance its combination with Caesars, which will create one of the world’s leading and preeminent casino and entertainment companies. A summary of the key transactions contemplated by the Master Transaction Agreement are as follows:

•
VICI Properties will acquire all of the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City (collectively, the “Properties”) for an aggregate purchase price of approximately $1.8 billion. Simultaneous with the closing of the acquisition of each Property, each applicable Property will be added to the Non-CPLV Master Lease Agreement. The Non-CPLV annual rent will increase at closing of the Property acquisitions by $154.0 million, for an implied capitalization rate of 8.5%;

•
In consideration of approximately $1.190 billion and $214.0 million, the rent under the CPLV Lease Agreement and the HLV Lease Agreement will increase by $83.5 million and $15.0 million, respectively. The CPLV Lease Agreement and HLV Lease Agreement will be amended and combined into a single master lease agreement (the “Las Vegas Master Lease”). The Las Vegas Master Lease will operate under the existing CPLV Lease Agreement terms, subject to the additional lease modifications described below;

•
All rent coverage floors under the existing Caesars leases (as amended to reflect the inclusion of the Properties into the Non-CPLV Master Lease Agreement and the creation of the Las Vegas Master Lease) will be eliminated;

•	All existing Caesars leases will be modified to reflect a uniform parent guarantee from the newly combined entity;

•	All existing Caesars leases will be extended such that, upon the closing of the merger, a full 15-year initial lease term will remain prior to expiration of the initial lease term;

•
VICI Properties and Eldorado will enter into a put-call agreement, whereby the Company has a call right to acquire, and Eldorado has a put right to require that the Company acquire, the land and real estate assets associated with Harrah’s Hoosier Park and Indiana Grand (together, the “Centaur Assets”). The purchase price related to the put option from Eldorado would be an 8.0% capitalization rate (or 12.5x the initial annual rent). The purchase price related to the call option would be a 7.7% capitalization rate (or 13.0x the initial annual rent). The initial annual rent for the Centaur Assets would be the amount that causes the ratio of EBITDAR of the property to the initial property lease rent to equal 1.3x. The put-call agreement may be exercised by either party between January 1, 2022 and December 31, 2024;

•
VICI Properties will be granted rights of first refusal for whole asset sale or sale-leaseback transactions on two Las Vegas Strip properties, and a right of first refusal for a sale-leaseback transaction on Horseshoe Casino Baltimore.  The first Las Vegas property will be selected among the following: Flamingo Las Vegas, Bally’s Las Vegas, Paris Las Vegas and Planet Hollywood Resort & Casino, with the second property to be one of the previous four plus the LINQ Hotel & Casino.

Ed Pitoniak, Chief Executive Officer of VICI Properties, said, “Upon closing, this transformative transaction will deliver significant and immediate value to our shareholders, along with replenishing our pipeline of growth opportunities for years to come.  Most fundamentally, we are buying high-quality real estate at a very attractive cap rate, yielding our shareholders immediate accretion at closing.  We are significantly enhancing the quality, security and term of our leases with our main tenant. Longer term, we are restocking a pipeline of growth opportunities that will allow us to continue to grow well into the future.  We are doing all this with a great new partner in Eldorado. We took a holistic, partnership approach with Eldorado to building the strongest combination of operating and real estate excellence in American gaming. The reason we believe in the transformative nature of this transaction is quite simple - it will increase the value of our real estate now and over the long term.”
Tom Reeg, Chief Executive Officer of Eldorado, said, “In partnering with VICI Properties, we can unlock embedded real estate value allowing both companies to advance their respective growth strategies.  As we considered pursuing this strategic and transformative transaction, we were delighted to establish this important and meaningful partnership with VICI as it will be a critical factor in our ability to drive near- and long-term value from the proposed extraordinary combination with Caesars Entertainment.”
John Payne, President and Chief Operating Officer of VICI Properties, said, “Eldorado has a long history as a preeminent operator of U.S. gaming assets. Beyond that, they also have a proven track record that is unmatched in the industry today in integrating and improving results at acquired properties. We believe their vision and approach combined with the strengths of the Caesars platform, including the Caesars Rewards loyalty program, will bring a paradigm shift to the combined company, dramatically improving the long-term outlook of our largest tenant. The new company, to be known as Caesars, will be the largest domestic gaming operator in America, with an unrivaled national footprint, with what we believe is by far the best hub and spoke system in American gaming, and the best opportunity to capitalize on the popularization of sports betting.”

The foregoing transactions are subject to the closing of the Eldorado/Caesars combination, and such transactions and the Eldorado/Caesars combination are both subject to regulatory approvals and customary closing conditions. Eldorado has publicly disclosed that it expects the merger to close in the first half of 2020.

The VICI transactions described above are expected to be accretive immediately upon closing and the Company intends to fund the transactions through a combination of cash on hand, equity and long-term debt financing.

In addition to this release, the Company has furnished a Transaction Overview presentation, which is available on our website in the "Investors" section, under the menu heading "Events & Presentations."

Deutsche Bank Securities Inc. is acting as financial advisor, Stifel provided a fairness opinion and Kramer Levin Naftalis & Frankel LLP and Hogan Lovells US LLP are acting as legal advisors to VICI Properties in connection with the transaction. VICI Properties has obtained committed financing, subject to customary conditions, from Deutsche Bank AG.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 23 gaming facilities comprising over 40 million square feet and features approximately 15,200 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Eldorado/Caesars strategic combination may not be consummated in timeframe described herein, or at all; risks that the acquisition of the Properties may not be consummated on the terms or timeframe described herein, or at all; risks that the lease amendments and modifications may not be consummated on the terms or timeframe described herein, or at all; the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, the regulatory approvals required to consummate the transactions; the terms on which the Company intends to finance the transaction, including the source of funds used to finance such transaction; disruptions to the real property and operations of the Properties during the pendency of the closing; and risks that the Company may not achieve the benefits contemplated by the transactions (including any expected accretion or the amount of any future rent payments).  Important factors that may affect the Company’s business, results of operations and financial position are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com

Media Contacts:
PR@viciproperties.com
(646) 949-4631

Or

ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249